Exhibit 10.6
Bookham, Inc.
Restricted Stock Agreement
Granted Under 2004 Stock Incentive Plan
     AGREEMENT made November 11, 2005, between Bookham, Inc., a Delaware corporation (the “Company”), and Stephen Turley (the “Participant”).
     For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:
     1.      Issuance of Shares. In consideration of services rendered to the Company by the Participant, the Company shall issue to the Participant, subject to the terms and conditions set forth in this Agreement and in the Company’s 2004 Stock Incentive Plan (the “Plan”), 40,000 shares (the “Shares”) of common stock, $0.01 par value, of the Company (“Common Stock”). The Company will pay the purchase price of $0.01 per Share on behalf of the Participant. The Participant agrees that the Shares shall be subject to the forfeiture provisions set forth in Section 2 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.
     2. Vesting. Subject always to Section 2(g) of this Agreement, the Shares shall vest in accordance with the provisions of Section 2(a) of this Agreement. Notwithstanding anything herein to the contrary, if the Shares do not vest on or before the occurrence of one or more of the events set forth in this Section 2 or as otherwise provided in any other agreement with the Company or any parent or subsidiary of the Company, the Shares shall automatically be forfeited to the Company in exchange for the lower of: (i) $0.01 per Share, or (ii) fair market value per Share, as determined by the Company’s Board of Directors (the “Fair Market Value per Share”). The aggregate amount to be paid for by the Company to the Participant upon forfeiture of the Shares shall be referred to herein as the “Forfeiture Amount”.
          (a)      The Shares shall vest and become free from the forfeiture provisions in Section 2(b) hereof and become free from the transfer restrictions in Section 4 hereof on the earlier of:
               (1) the one-year anniversary of the date hereof, provided that the Participant has been continuously employed by the Company between the date hereof and such anniversary; or
               (2) the termination of the Participant’s employment with the Company by the Company without Cause or by the Participant for Good Reason. As used herein, “Cause” means any (i) willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company or (ii) willful misconduct by the Participant that affects the business reputation of the Company. As used herein, Good Reason” means any significant diminution in the Participant’s title, authority or responsibilities, or any reduction in the annual cash compensation payable to the Participant, other than by mutual agreement.
          (b) In the event that the Shares do not vest in accordance with Section 2(a) on or before the one-year anniversary of the date hereof, then on such anniversary, all of the Shares shall be forfeited immediately and automatically to the Company and the Participant shall have no further rights with respect to such Shares.
          (c) In the event that the Participant’s employment with the Company is terminated by reason of the Participant’s death or disability prior to any of the Shares vesting in accordance with the provisions of Sections 2(a), all of the unvested Shares shall be forfeited immediately and automatically. For this purpose, “disability” shall mean the inability of the Participant, due to a medical reason, to carry out his duties as an employee of the Company for a period of six consecutive months.
          (d) Notwithstanding anything herein to the contrary apart from Section 2(g), upon the consummation of a Change in Control of the Company (as defined in Exhibit B), all of the Shares subject to vesting in accordance with Section 2(a) shall accelerate and vest in full.
          (e) For purposes of this Agreement, employment with the Company shall include employment with a parent or subsidiary of the Company, or any successor to the Company.
          (f) The Forfeiture Amount shall be payable in cash (by check).
          (g) Notwithstanding anything to the contrary herein, no vesting shall occur with respect to the Shares unless and until the Participant has executed a Joint Election with the Company (or an affiliate thereof), which Joint Election shall be made available to the Participant for execution as soon as practicable following the approval of the Joint Election by HM Revenue & Customs. Once a Joint Election has been validly executed by the Participant and the Company, vesting shall be in accordance with the other provisions of this Agreement and as from the relevant dates. The Joint Election shall be delivered to the Secretary of the Company. As used herein, “Joint Election” means an election (in the form set out in Exhibit D) to the effect that the Participant will become liable, so far as permissible by law, for the whole of any secondary Class 1 national insurance contributions which may arise in connection with the Shares.
     3. Automatic Sale Upon Vesting.
          (a) Upon any vesting of the Shares, the Company shall sell, or arrange for the sale of, such number of the Shares no longer subject to forfeiture under Section 2 as is sufficient to generate net proceeds sufficient to satisfy any federal, national, foreign, state or local taxes of any kind (including national insurance and other social security contributions) required by law to be withheld by the Company or any affiliate, or which the Participant has elected or agreed to bear, as a result of the vesting of the Shares, and the Company shall retain such net proceeds in satisfaction of such tax and social security obligations.

          (b) The Participant hereby appoints the General Counsel his attorney in fact to sell the Participant’s Shares in accordance with this Section 3. The Participant agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the Shares pursuant to this Section 3.
          (c) The Participant represents to the Company that, as of the date hereof, he is not aware of any material nonpublic information about the Company or the Common Stock. The Participant and the Company have structured this Agreement to constitute a “binding contract” relating to the sale of Common Stock pursuant to this Section 3, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.
     4. Restrictions on Transfer.
          (a) The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Shares, or any interest therein, until such Shares have vested, except that the Participant may transfer such Shares (i) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Board of Directors (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Participant and/or Approved Relatives, provided that such Shares shall remain subject to this Agreement (including without limitation the restrictions on transfer set forth in this Section 4 and the forfeiture provisions contained in Section 2) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement or (ii) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation), provided that, in accordance with the Plan and except as otherwise provided herein, the securities or other property received by the Participant in connection with such transaction shall remain subject to this Agreement.
          (h) The Company shall not be required (i) to transfer on its books any of the Shares which have been transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such Shares or to pay dividends to any transferee to whom such Shares have been transferred in violation of any of the provisions of this Agreement.
     5. Escrow. The Participant shall, upon the execution of this Agreement, execute Joint Escrow Instructions in the form attached to this Agreement as Exhibit B. The Joint Escrow Instructions shall be delivered to the Assistant Secretary of the Company, as escrow agent thereunder. The Participant shall deliver to such escrow agent a stock assignment duly endorsed in blank, in the form attached to this Agreement as Exhibit C, and hereby instructs the Company to deliver to such escrow agent, on behalf of the Participant, the certificate(s) evidencing the Shares issued hereunder. Such materials shall be held by such escrow agent pursuant to the terms of such Joint Escrow Instructions.
     6. Restrictive Legends.

     All Shares subject to this Agreement shall be subject to the following restriction, in addition to any other restrictions that may be required under federal or state securities laws:
“The shares of stock represented by this certificate are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”
     7. Provisions of the Plan.
     This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.
     8. Withholding Taxes.
          (a) The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, national, foreign, state or local taxes of any kind (including national insurance and other social security contributions) required by law to be withheld, or which the Participant has elected or agreed to bear, with respect to the issuance of the Shares to the Participant or the lapse of the forfeiture provisions.
          (b) The Participant has reviewed with the Participant’s own tax advisors the federal, national, foreign, state and local tax and social security consequences of this investment and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax and national insurance liability that may arise as a result of this investment or the transactions contemplated by this Agreement.
     9. Miscellaneous.
          (a) No Rights to Employment. The Participant acknowledges and agrees that the vesting of the Shares pursuant to Section 2 hereof is earned only by continuing service as an employee at the will of the Company (not through the act of being hired or being granted the Shares hereunder). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee for the vesting period, for any period, or at all.
          (b) No Rights to Further Issuance, etc. The issuance of shares under the Plan is made at the discretion of the Board and the Plan may be suspended or terminated by the Company at any time. The issuance of shares in one year or at one time does not in any way entitle the Participant to an issuance of shares in the future. The Plan is wholly discretionary and is not to be considered part of the Participant’s normal or expected compensation subject to severance, resignation, redundancy or similar compensation. The value of the Shares is an extraordinary item of compensation which is outside the scope of the Participant’s employment contract and/or terms of office. The rights and obligations of the Participant under the terms of his office or employment with the Company or any affiliate of the Company shall not be affected by his participation in the Plan or any right which he may have to participate therein or the issuance of the Shares, and the Participant hereby waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any such company for any reasons whatsoever (whether lawful or unlawful and including, without prejudice to the generality of the foregoing, in circumstances giving rise to a claim for wrongful dismissal) insofar as those rights arise or may arise from his ceasing to have rights under this Agreement or the Plan as a result of such termination, or from the loss or diminution in value of such rights or entitlements.
          (c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
          (d) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.
          (e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.
          (f) Notice. Each notice relating to this Agreement shall be in writing and delivered in person or by first class mail, postage prepaid, to the address as hereinafter provided. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its office at 2584 Junction Avenue, San Jose, CA 95134 (Attention: Company Secretary). Each notice to the Participant shall be addressed to the Participant at the Participant’s last known address.
          (g) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
          (h) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement.
          (i) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

          (j) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.
          (i) Data Protection. The Participant agrees to the receipt, holding and processing of information in connection with the issuance, vesting and taxation of the Shares and the general administration of this Agreement and the Plan by the Company or any affiliate of the Company and any of their advisers or agents and to the transmission of such information outside of the European Economic Area for this purpose.
          (j) Third Party Rights. The UK Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no person other than parties hereto shall have any rights under it nor shall it be enforceable under that Act by any person other than the parties to it.
          (k) Interpretation. The interpretation and construction of any terms or conditions of the Plan, or of this Agreement or other matters related to the Plan by the Compensation Committee of the Board of Directors of the Company shall be final and conclusive.
          (l) Participant’s Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and is not acting as counsel for the Participant.
          (k) Delivery of Certificates. Subject to Section 3, the Participant may request that the Company deliver the Shares in certificated form with respect to any Shares that have ceased to be subject to forfeiture pursuant to Section 2.
          (m) No Deferral. Notwithstanding anything herein to the contrary, neither the Company nor the Participant may defer the delivery of the Shares.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BOOKHAM, INC.

By: /s/ Peter Bordui

Peter Bordui Chairman of the Board

/s/ Stephen Turley

Stephen Turley
[Address]

EXHIBIT A
     As used herein, “Change in Control” shall mean:
     (i) the sale of all or substantially all of the assets of the Company;
     (ii) a merger, consolidation, reorganization, recapitalization or share exchange involving the Company with any corporation where, as a result of the transaction, the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity including the holding company of such entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity immediately after such transaction;
     (iii) the sale, transfer or disposition of any then outstanding shares of the Company’s stock where, as a result of such sale, transfer or disposition, the existing shareholders do not continue to hold as a group stock representing more than fifty percent (50%) of the Company’s total voting securities, either directly, or indirectly; or
     (iv) any change in the composition of the Board of Directors of the Company such that the Continuing Directors (as defined below) cease to constitute a majority of the Board. “Continuing Directors” shall mean those directors appointed to the Board who (a) are members of the Board of Directors on the date hereof or (b) are nominated or elected subsequent to the date hereof by at least a majority of the directors who were Continuing Directors at the time of any such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided that a director shall not be a Continuing Director where the director’s initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than the Board.

EXHIBIT B
Bookham, Inc.
Joint Escrow Instructions
                                        , 2005
Ms. Jacobin Zorin
Assistant Secretary
Bookham, Inc.
2584 Junction Avenue
San Jose, CA 95134
     Dear Madame:
     As Escrow Agent for Bookham, Inc., a Delaware corporation, and its successors in interest under the Restricted Stock Agreement (the “Agreement”) of even date herewith, to which a copy of these Joint Escrow Instructions is attached (the “Company”), and the undersigned person (“Holder”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of the Agreement in accordance with the following instructions:
     1. Appointment. Holder irrevocably authorizes the Company to deposit with you any certificates evidencing Shares (as defined in the Agreement) to be held by you hereunder and any additions and substitutions to said Shares. For purposes of these Joint Escrow Instructions, “Shares” shall be deemed to include any additional or substitute property. Holder does hereby irrevocably constitute and appoint you as his attorney-in-fact and agent for the term of this escrow to execute with respect to such Shares all documents necessary or appropriate to make such Shares negotiable and to complete any transaction herein contemplated. Subject to the provisions of this Section 1 and the terms of the Agreement, Holder shall exercise all rights and privileges of a stockholder of the Company while the Shares are held by you.
     2. Forfeiture of Shares. Upon any forfeiture of Shares to the Company pursuant to the terms of the Agreement, you are directed (i) to date the stock assignment form or forms necessary for the transfer of the Shares, (ii) to fill in on such form or forms the number of Shares being transferred, and (iii) to deliver same, together with the certificate or certificates evidencing the Shares to be transferred, to the Company.
     3. Sale of Shares upon Vesting. Upon vesting of any Shares pursuant to the terms of the Agreement, you are directed (i) to date the stock assignment form or forms necessary for the transfer of such number of vested Shares as may be required to be sold to satisfy the Company’s minimum statutory withholding obligations as further described in Section 3(a) of the Agreement, (ii) to fill in on such form or forms the number of Shares being sold, and (iii) to deliver same, together with the certificate or certificates evidencing the Shares to be sold, to the Company.
     4. Withdrawal. The Holder shall have the right to withdraw from this escrow any Shares which have vested pursuant to the terms of the Agreement.
     5. Duties of Escrow Agent.
          (a) Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.
          (b) You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact of Holder while acting in good faith and in the exercise of your own good judgment, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.
          (c) You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or entity, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. If you are uncertain of any actions to be taken or instructions to be followed, you may refuse to act in the absence of an order, judgment or decrees of a court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person or entity, by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
          (d) You shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.
          (e) You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder and may rely upon the advice of such counsel.
          (f) Your rights and responsibilities as Escrow Agent hereunder shall terminate if (i) you cease to be Assistant Secretary of the Company or (ii) you resign by written notice to each party. In the event of a termination under clause (i), your successor as Assistant Secretary shall become Escrow Agent hereunder; in the event of a termination under clause (ii), the Company shall appoint a successor Escrow Agent hereunder.
          (g) If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

          (h) It is understood and agreed that if you believe a dispute has arisen with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.
          (i) These Joint Escrow Instructions set forth your sole duties with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into these Joint Escrow Instructions against you.
          (j) The Company shall indemnify you and hold you harmless against any and all damages, losses, liabilities, costs, and expenses, including attorneys’ fees and disbursements, (including without limitation the fees of counsel retained pursuant to Section 5(e) above, for anything done or omitted to be done by you as Escrow Agent in connection with this Agreement or the performance of your duties hereunder, except such as shall result from your gross negligence or willful misconduct.
     6. Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days’ advance written notice to each of the other parties hereto.

COMPANY:	Notices to the Company shall be sent to the address set forth in the salutation hereto, Attn: Company Secretary

HOLDER:	Notices to Holder shall be sent to the address set forth below Holder’s signature below.

ESCROW AGENT:	Notices to the Escrow Agent shall be sent to the address set forth in the salutation hereto.
     7. Miscellaneous.
          (a) By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions, and you do not become a party to the Agreement.
          (b) This instrument shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Very truly yours,

BOOKHAM, INC.

Peter Bordui Chairman of the Board

HOLDER:

Steve Turley

[Address]

Date Signed:

ESCROW AGENT:

Jacobin Zorin

EXHIBIT C
(STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE)
     FOR VALUE RECEIVED,I hereby sell, assign and transfer unto                      (                    ) shares of Common Stock, $0.01 par value per share, of Bookham, Inc. (the “Corporation”) standing in my name on the books of the Corporation represented by Certificate(s) Number                      herewith, and do hereby irrevocably constitute and appoint                      attorney to transfer the said stock on the books of the Corporation with full power of substitution in the premises.

Dated:

IN PRESENCE OF

     NOTICE: The signature(s) to this assignment must correspond with the name as written upon the face of the certificate, in every particular, without alteration, enlargement, or any change whatever and must be guaranteed by a commercial bank, trust company or member firm of the Boston, New York or Midwest Stock Exchange.

EXHIBIT D
(NATIONAL INSURANCE JOINT ELECTION)